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  Filed Pursuant to Rule 424(b)(3)
  Registration No. 333-120402

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 16, 2004)

$120,000,000
UNITED INDUSTRIAL CORPORATION

3.75% Convertible Senior Notes due 2024
and the Shares of Common Stock Issuable Upon
Conversion, Purchase, Repurchase or Redemption of the Notes

        This prospectus supplement supplements the prospectus dated December 16, 2004 of United Industrial Corporation relating to the resale from time to time by selling securityholders of our 3.75% Convertible Senior Notes due 2024 and shares of our common stock issuable upon conversion of these notes. This prospectus supplement should be read in conjunction with the prospectus. Capitalized terms used but not defined in this prospectus supplement have the meaning given to them in the prospectus.

        The securities offered hereby involve risks. See "Risk Factors," beginning on page 9 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2006

        The section of the prospectus entitled "Selling Securityholders" beginning on page 65 of the prospectus is amended and restated in its entirety to read as follows:

SELLING SECURITYHOLDERS

        We originally issued the notes in a private placement in September 2004. The notes were resold by the initial purchasers of the notes to persons they reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon conversion, purchase, repurchase or redemption of the notes that may be offered pursuant to this prospectus will be offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the securities offered by this prospectus. The following table sets forth certain information we have received as of April 11, 2006, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of conversion shares of common stock that may be offered from time to time pursuant to this prospectus.

        We have prepared this table using information furnished to us by or on behalf of the selling securityholders. Except as otherwise indicated below, to our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

        The number of conversion shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 25.4863 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion, purchase, repurchase or redemption of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion, purchase, repurchase or redemption of the notes. Cash will be paid instead of fractional shares, if any.

        The selling securityholders may offer, all, some or none of the securities. Because the selling securityholders may offer all or some portion of the securities pursuant to this prospectus, no estimate can be given as to the amount of securities that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities in transactions exempt from the registration requirements of the Securities Act since the date on which they provided information to us regarding their holdings.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement or amendments to this prospectus if and when necessary.

					Common stock owned upon completion of offering
	Principal amount of notes beneficially owned and offered		Number of shares of common stock beneficially owned before this offering(1)
Name		Percentage of notes outstanding		Conversion shares of common stock offered	Number of shares beneficially owned(2)	Percentage of common stock outstanding(2)
Allstate Insurance Company	$1,000,000	*	—	25,486	—	—
AHFP Context	550,000	*	—	14,017	—	—
Arkansas PERS	570,000	*	—	14,527	—	—
AstraZeneca Holdings Pension	465,000	*	—	11,851	—	—
BNP Paribas Equity Strategies, SNC	3,038,000	2.5%	—	77,427	—	—

Boilermakers Blacksmith Pension Trust	700,000	*	—	17,840	—	—
Calamos Growth & Income Fund—Calamos Investment Trust	3,970,000	3.3%	—	101,180	—	—
Calamos Growth & Income Portfolio—Calamos Advisors Trust	30,000	*	—	764	—	—
Citadel Equity Fund Ltd.	25,500,000	21.3%	—	649,900	—	—
CNH Master Fund	1,100,000	1.0%	—	28,034	—	—
Convertible Securities Fund	15,000	*	—	382	—	—
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P.	2,543,000	2.0%	—	64,811	—	—
Context Convertible Arbitrage Fund, L.P.	2,475,000	2.1%	—	63,078	—	—
Context Convertible Arbitrage Offshore, Ltd.	8,600,000	7.2%	—	219,182	—	—
Credit Suisse First Boston Europe Ltd.	10,500,000	8.6%	—	267,606	—	—
DBAG London	3,480,000	2.9	—	88,692	—	—
Delaware PERS	320,000	*	—	8,155	—	—
Delta Airlines Master Trust	170,000	*	—	4,332	—	—
Duke Endowment	150,000	*	—	3,822	—	—
Family Service Life Insurance Co.	100,000	*	—	2,548	—	—
Grace Convertible Arbitrage Fund, Ltd.	5,400,000	4.5%	—	137,626	—	—
Guardian Life Insurance Co.	5,500,000	*	—	140,174	—	—
Guardian Pension Trust	400,000	*	—	10,194	—	—
Hallmark Convertible Securities Fund	40,000	*	—	1,019	—	—
Highbridge International LLC	11,000,000	9.2%	—	280,349	—	—
ICI American Holdings Trust	125,000	*	—	3,185	—	—
KBC Financial Products USA Inc.	1,170,000	*	—	29,818	—	—
Louisiana CCRF	65,000	*	—	1,656	—	—
Lyxor/Context Fund Ltd.	1,700,000	1.4%	—	43,327	—	—
Lyxor/Convertible Arbitrage Fund Limited	480,000	*	—	12,233	—	—
McMahan Securities Co. L.P.	2,950,000	2.5%	—	75,184	—	—
National Bank of Canada	1,100,000	1.0%	—	28,034	—	—

Nations Convertible Securities Fund	685,000	*	—	17,458	—	—
Newport Alternative Income Fund	304,000	*	—	7,747	—	—
OCLC Online Computer Library Center Inc.	15,000	*	—	382	—	—
Polaris Vega Fund L.P.	4,100,000	3.4%	—	104,493	—	—
Prudential Insurance Co. of America	35,000	*	—	892	—	—
Putnam Convertible Income—Growth Trust	3,800,000	3.2%	—	96,847	—	—
Royal Bank of Canada (Norshield)	525,000	*	—	13,380	—	—
Sage Capital Management, LLC	500,000	*	—	12,743	—	—
Silvercreek II Limited	889,000	*	—	22,657	—	—
Silvercreek Limited Partnership	1,147,000	1.0%	—	29,232	—	—
Singlehedge US Convertible Arbitrage Fund	817,000	*	—	20,822	—	—
Sterling Invest Co.	50,000	*	—	1,274	—	—
Sturgen Limited	622,000	*	—	15,852	—	—
Sunrise Partners Limited Partnership	8,100,000	6.8%	—	206,439	—	—
Syngenta AG	75,000	*	—	1,911	—	—
UBS AG London F/B/O MFS	1,000,000	*	—	25,486	—	—
UBS O'Connor LLC f/b/o O'Connor Global Convertible Arbitrage Master Ltd.	400,000	*	—	10,194	—	—
UBS Securities LLC	12,232,000	10.2%	—	311,748	—	—
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	200,000	*	—	5,097	—	—
Wells Fargo & Company	1,000,000	*	—	25,486	—	—
Zazove Convertible Arbitrage Fund, L.P.	700,000	*	—	17,840	—	—
Total	$120,000,000	100.0%	—	3,058,356	—	—

*
Less than one percent.

(1)
Does not include shares of common stock issuable upon conversion, purchase, repurchase or redemption of the notes.

(2)
Assumes the sale of all the notes and shares of common stock offered by this prospectus.

(3)
Information concerning other selling securityholders will be set forth in prospectus supplements or post-effective amendments to the registration statement of which this prospectus is a part.

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SELLING SECURITYHOLDERS